Exhibit 10.7

NEXALIN TECHNOLOGY, INC.

1776 YORKTOWN, SUITE 550

HOUSTON, TX 77056

Mr. Gian Domenic Trombetta

Dear Gian Trombetta,

Your service will be for a term of one (1) year, which term may be extended for additional one (1) year terms upon our mutual agreement.

As consideration for your service on the Board of Advisors, you shall receive shares of our common stock worth $80,000 based upon the current valuation of the Company.

In connection with your services to the Company, we expect that technical, business or financial information of the Company (“Confidential Information”) will be disclosed to you. To the extent that Confidential Information is not publicly known or not otherwise previously known by you without an obligation of confidentiality, you agree not to use (except in connection with your services to the Company) or disclose Confidential Information to any third party and to take reasonable steps to maintain the confidential nature of all Confidential Information. When you cease to be a member of the Board of Advisors, you must return all Confidential Information to the Company.

By signing this letter agreement, you represent and warrant that you have no contractual commitments or other legal obligations to a third party that would prohibit you from performing your duties for the Company.

On behalf of the Company, we are excited about your services and look forward to working with you to help make the Company truly great and prosperous. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this letter agreement and returning it to us.

* * * * *

If you have any questions, please do not hesitate to call us.

Very truly yours,

NEXALIN TECHNOLOGY, INC.

DocuSigned by:

By: Mark White

933AD9556C97481...

Name: Mark White

Title: Chief Executive Officer

I have read and accept this offer:

DocuSigned by:

Gian Trombetta

6BB03B9E9FC54D8...

Signature of Gian Domenic Trombetta

Dated: 12/24/2021